UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2014

Compuware Corporation
(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-20900

Michigan (State or other jurisdiction of incorporation or organization)	38-2007430 (I.R.S. Employer Identification No.)
One Campus Martius, Detroit, Michigan (Address of Principal Executive Offices)	48226-5099 (Zip Code)

(Registrant’s telephone number, including area code): (313) 227-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 17, 2014, Compuware Corporation (the “Company”) entered into an agreement for the sale of its headquarters facility located at One Campus Martius, Detroit, Michigan (“Building”), to 1000 Webward LLC, a Delaware limited liability company (the “Purchaser”) for approximately $142 million in cash. The closing of the transaction will occur on December 31, 2014, subject to (a) termination of the Development Agreement dated as of October 23, 2000 between the Company, the City of Detroit and the City of Detroit Downtown Development Authority or receipt of an estoppel letter, (b) termination of the ground lease relating to the Building and conveyance of the associated land, and (c) other conditions and closing deliveries customary for transactions of this type. Additionally, at closing, the Company will enter into a long term lease to continue to occupy space in the Building and an agreement providing the Company with continued use of the data center contained in the Building during the term of the lease in exchange for an annual fee. The Company will also assign certain leases relating to the Building to the Purchaser.

The foregoing description of the material terms of the agreement does not purport to be a complete description and is qualified in its entirety by reference to the full text of the agreement.

Item 2.06. Material Impairments.

The information set forth in Item 1.01 is incorporated herein by reference.

Based on the plan of action to dispose of the Building as described in Item 1.01, the Company will record a non-cash pre-tax impairment charge of $110 million to $115 million during the third quarter of fiscal 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

November 19, 2014		COMPUWARE CORPORATION

	By:	/s/ Joseph R. Angileri

Joseph R. Angileri
Chief Financial Officer